Exhibit 99.1

Contacts:

Paul D. Tobias

Chairman & CEO Mackinac Financial Corporation & Chairman mBank

Birmingham, MI (248) 290 — 5901

ptobias@bankmbank.com

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI (906) 341-7140

kgeorge@bankmbank.com

Michael W. Mahler

CEO, First Federal of Northern Michigan

Alpena, MI 49707 (989) 354-7319

mmahler@first-federal.com

FOR IMMEDIATE RELEASE

First Federal of Northern Michigan Bancorp, Inc. to merge with Mackinac Financial Corporation

•                  The merger will include 7 full service banking locations of First Federal of Northern Michigan (following the previously announced sale of the Oscoda location to a third party), approximately $320 million in assets and $283 million in deposits, primarily all core deposits. Combined offices will equate to 30 banking centers.

•                  The transaction is expected to close in the 2nd Quarter of 2018.

•                  Anticipated results include earnings per share accretion of 8.0% in 2018 (exclusive of deal costs) and an expected tangible book value earn back period of 3 years or less.

•                  The transaction is the 4th strategic expansion by Mackinac since late 2014.

MANISTIQUE, Mich. and ALPENA, Mich., January 16, 2018 — The Directors of Mackinac Financial Corporation [Nasdaq: MFNC] (Mackinac), the holding company for mBank, and the Directors of First Federal of Northern Michigan Bancorp, Inc. [OTC: FFNM] (FFNM), the holding company for First Federal of Northern Michigan today announced the execution of a definitive agreement for Mackinac to acquire FFNM through an all-stock merger of FFNM with and into a subsidiary of Mackinac.  FFNM shareholders will receive .576 shares of Mackinac common stock for each share of FFNM common stock. The aggregate value of the stock consideration, based on an assumed price of Mackinac shares of $15.75, is $33.8 million.  MFNC expects to issue approximately 2.15 million shares to FFNM shareholders in connection with the transaction.  Under the terms of the agreement, shareholders of FFNM will also receive a special cash dividend immediately prior to close of $8.0 million subject to maintenance of a minimum equity requirement. Total consideration to FFNM shareholders in connection with the transaction would equate to $41.8 million, or $11.22 per share, based upon the assumed value of Mackinac common shares.

The transaction will increase mBank’s market position as the largest bank headquartered in the Upper Peninsula of Michigan with post-transaction assets estimated at approximately $1.3 billion and gross balance sheet loans of approximately $1 billion. Combined deposits are expected to total approximately $1.1 billion. It is also anticipated that mBank will rank as the 10th largest bank headquartered in Michigan, out of 97 (ranked by total assets of such institutions as of September 30, 2017, after giving effect to the acquisition.)  Upon the closing of the transaction, Michael W. Mahler, First Federal of Northern Michigan CEO, will remain with mBank (at its Alpena, MI location) as EVP of Community Banking and Administration.  In this position Mr. Mahler will oversee company-wide retail lending and branch banking platforms, as well as human resources, professional development, and marketing. In addition, one mutually agreeable director from FFNM will join the Mackinac and mBank boards.

“We are extremely pleased and excited to be able to partner with another long-standing community-focused institution in First Federal and have Mike join our Executive Leadership Team as Alpena becomes another key commerce and operational hub of the organization.” said Kelly W. George, mBank President and CEO. “mBank remains a safe and sound community bank, and we believe the customer-centric cultures and community bank oriented traditions of our two organizations are very complementary and were the driving impetus for the combination of the two banks. The combined organization will have a strong capital position and well-structured balance sheet to further actively compete and grow within our expanding geographic footprint along with providing accretive financial returns to our shareholders. From the entire mBank staff, management, and Board of Directors, we all look forward to working with First Federal.  We want to assure the FFNM customers, shareholders and employees that as we move through to the closing of the transaction, we will work transparently in making the transaction as smooth as possible.  More details of the transaction will be forthcoming in the next several weeks and then ongoing.”

FFNM CEO, Michael W. Mahler commented on the transaction, “We believe this merger is an excellent opportunity to create long term value for FFNM shareholders and continue a strong community focused banking presence in Alpena and the other communities we serve.  Further, the scale and lending limits of the commercial banking platform that Mackinac brings will combine with our robust mortgage platform to offer our valued clients an even more complete banking experience.  More importantly, we have spent significant time with mBank’s leadership to ensure their culture, customer service approach, commitment to their employees and community focus is consistent with First Federal’s.  We have determined that our business approaches are very similar.  In my new role based in Alpena, I am excited to remain heavily involved in the bank, our community and with our clients.”

Mackinac anticipates the transaction to be accretive to earnings per share, exclusive of transaction related costs, for 2018 of 8.0% with increasing accretion estimated of 16.0% for 2019 and 18.0% for 2020.  Operating economies of scale and other combined efficiencies are initially projected to be approximately 35% and are targeted to be fully phased in by the end of 2018.  The Tangible Book Value earn back for Mackinac is currently expected to be approximately 3 years or less.

“Strategically, this transaction makes sense for us on all fronts” commented Paul D. Tobias, Chairman of Mackinac and mBank.  “Our strategy has been to deliver loan centric banking services to communities that have both commercial and consumer opportunities and low-cost core deposits.  We build our annual plan on organic growth but have been and will continue to seek out acquisitions that create scale and support our strategy.  FFNM in Alpena and surrounding markets adds low cost deposits and a very strong mortgage business.  More importantly we are adding quality team members to help us execute our strategy. We look forward to working with FFNM Board members and employees to continue FFNM’s traditional support of the community.”

In closing, FFNM Board Chairman Martin Thomson commented, “Given mBank’s presence and commitment to many Northern Michigan communities, businesses and residents, they are an excellent fit for our organization and customer base.  We believe our similar business philosophies will result in the preeminent bank in Northern Michigan.  The FFNM Board and Management team also believe the partnership with mBank will deliver significant value for current FFNM shareholders and give them the opportunity to realize additional value in the future as shareholders of Mackinac Financial Corporation.”

The transaction remains subject to approval by FFNM and MFNC shareholders and approval by federal and state regulatory authorities as well as the satisfaction of other customary closing conditions provided in the merger agreement. The merger agreement also provides that First Federal of Northern Michigan will be consolidated into mBank. Mackinac was advised by Piper Jaffray & Co. and the law firm of Honigman Miller Schwartz and Cohn LLP. FFNM was advised by ProBank Austin and the law firm of Shumaker, Loop & Kendrick, LLP.

About Mackinac Financial Corporation

Headquartered in Manistique, Michigan, mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.”  With assets in excess of $980 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

About First Federal of Northern Michigan Bancorp, Inc.

First Federal of Northern Michigan Bancorp, Inc. is a community-based financial services company with assets in excess of $320 million located in Alpena, Michigan and the parent company of First Federal of Northern Michigan, its wholly owned subsidiary bank.

Additional Information for Shareholders

Communications in this document do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Mackinac will file with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 that will include a joint Proxy Statement of FFNM and Mackinac and a Prospectus of Mackinac, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the Proxy Statement/Prospectus (when available), as well as other filings containing information about Mackinac, may be obtained at the SEC’s Internet site (http://www.sec.gov). The Proxy Statement/Prospectus (when available) and the other filings may also be obtained free of charge at mBank’s website at www.bankmbank.com under the tab “MFNC Investor Relations,” and then under the tab “SEC Filings.”

The directors, executive officers, and certain other members of management and employees of Mackinac may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of FFNM. Information about the directors and executive officers of Mackinac is included in the proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on April 25, 2017.  The directors, executive officers, and certain other members of management and employees of FFNM may also be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of FFNM. Information about the directors and executive officers of FFNM and information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in Mackinac’s filings with the SEC. Risks and uncertainties related to Mackinac and FFNM include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against Mackinac or FFNM; (3) the inability to complete the transactions contemplated by the definitive agreement due to the failure to satisfy conditions to completion, including the receipt of regulatory approval; (4) risks that the proposed transaction may disrupt current plans and operations, and the potential difficulties in employee retention as a result of the transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets that may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (12) the results of regulatory examinations; and (13) increased competition with other financial institutions. You should not place undue reliance on forward-looking statements, and Mackinac undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.